Exhibit 99

FOR IMMEDIATE RELEASE

June 29, 2016

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) MaryLynn Carver: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2016 RESULTS WITH EPS ABOVE PREVIOUS

GUIDANCE; INCREASES MARGIN EXPANSION TARGET

Fiscal 2017 Plans Call for Focused Growth and Strong Returns

General Mills Board of Directors also Declares Dividend Increase

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 29, 2016. These results reflect the impact of foreign exchange headwinds, the sale of the North American Green Giant business, and one less week compared to fiscal 2015.

Fiscal 2016 Financial Summary

•	Net sales declined 6 percent to $16.6 billion. On a constant-currency basis, net sales decreased 2 percent.

•	Operating profit totaled $2.7 billion, up 30 percent compared to the prior year. Operating profit margin increased 450 basis points to 16.3 percent of net sales. Adjusted operating profit margin increased 90 basis points to 16.8 percent of net sales.

•	Total segment operating profit declined 1 percent to $3.0 billion. In constant currency, total segment operating profit increased 1 percent.

•	Diluted earnings per share (EPS) were $2.77, up 41 percent from $1.97 a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled $2.92 in fiscal 2016, up 2 percent from $2.86 a year ago. On a constant-currency basis, adjusted diluted EPS increased 5 percent.

•	Net cash returned to shareholders in fiscal 2016 totaled $1.5 billion, including a 7 percent increase in dividends paid per share and share repurchases that reduced average diluted shares outstanding by 1 percent.

Please see Note 8 to the Consolidated Financial Statements below for reconciliation of non-GAAP measures used in this release.

“We made important progress strengthening our business model and bringing our Consumer First strategy to life in our brands in fiscal 2016,” said General Mills Chairman and Chief Executive Officer Ken Powell. “Most importantly, we returned the business to organic sales and operating profit growth, while continuing to drive improvement in free cash flow. Our renovation and innovation efforts helped improve topline momentum on many businesses, and our productivity and cost-savings initiatives drove strong margin expansion, delivering profit and EPS ahead of our expectations. We also took important strategic actions to reshape our portfolio for growth, including the divestiture of the Green Giant vegetable business in North America, the expansion of our recently acquired Annie’s brand into new categories, the launch of Yoplait yogurt in China, and the acquisitions of EPIC Provisions meat snacks in the U.S. and Carolina yogurt in Brazil.

“We’re now going to build on our 2016 successes by investing to grow where we have positive net sales momentum, taking clear Consumer First actions to establish a solid base for long-term growth on certain other businesses, accelerating our margin expansion efforts already in progress, and taking additional actions to optimize spending, reduce complexity, and prioritize profitable volume.”

Update on Cost Savings and Adjusted Operating Profit Margin Targets

With strong savings in fiscal 2016, and visibility to further savings over the next two years, General Mills now expects its previously announced cost-reduction and organizational efficiency initiatives – including Projects Century, Catalyst, and Compass, as well as administrative cost reductions delivered through zero-based budgeting – to generate total annual savings of $600 million by fiscal 2018, up from the previous target of $500 million (please see Note 4 below for more information on our restructuring actions).

The company also announced it is undertaking further efforts to prioritize investments, reduce complexity, and streamline its operations to drive profitable sales growth. As a result, General Mills is increasing and accelerating its previous margin expansion target. The company now expects to achieve an adjusted operating profit margin of 20 percent by fiscal 2018, an increase of 400 basis points over fiscal 2015 levels.

Key drivers of margin expansion over the next two years will include:

•	Strong levels of Holistic Margin Management productivity gains;

•	Continuing savings from previously announced cost-reduction initiatives;

•	Increased efficiency and prioritization of commercial investments, including trade and consumer spending;

•	Continuing focus on complexity reduction through SKU optimization;

•	Further supply chain optimization; and,

•	Continued expansion of zero-based budgeting across the business.

Full Year Results

Fiscal 2016 net sales decreased 6 percent to $16.6 billion. Pound volume reduced net sales growth by 3 percentage points, and net price realization and mix contributed 1 point of net sales growth. Foreign currency exchange effects reduced net sales growth by 4 points. On a constant-currency basis, net sales decreased 2 percent. The impact of one less week compared to fiscal 2015 and the net impact of acquisitions and divestitures subtracted 2 points of growth. Gross margin increased 150 basis points, reflecting the benefit of cost savings initiatives more than offsetting 2 percent input cost inflation. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, increased 90 basis points. Selling, general, and administrative expenses decreased 6 percent due to an 8 percent decrease in advertising and media expense and savings from our cost-reduction initiatives. Total segment operating profit declined 1 percent to $3.0 billion. On a constant-currency basis, total segment operating profit increased 1 percent. Adjusted operating profit margin increased 90 basis points to 16.8 percent of net sales. Restructuring and project-related charges totaled $287 million, including $136 million recorded in cost of sales (please see Note 4 below for more information on these charges). The company recorded a gain of $148 million from divestitures, reflecting the divestiture of the Green Giant business in November 2015. Fiscal 2016 net earnings attributable to

General Mills totaled $1.7 billion and diluted EPS totaled $2.77. Adjusted diluted EPS totaled $2.92 in fiscal 2016, up 2 percent from $2.86 earned last year. On a constant-currency basis, adjusted diluted EPS increased 5 percent.

Fourth Quarter Results

Fourth-quarter net sales declined 9 percent to $3.9 billion. Pound volume reduced net sales growth by 7 percentage points, and net price realization and mix reduced net sales growth by 1 point. Foreign currency exchange effects reduced net sales growth by 1 point. On a constant-currency basis, net sales decreased 8 percent. The impact of one less week and the net impact of acquisitions and divestitures subtracted 9 points of growth. Gross margin declined 20 basis points, reflecting higher input cost inflation in the quarter. Adjusted gross margin declined 130 basis points. Operating profit increased 26 percent to $532 million. Total segment operating profit decreased 18 percent to $654 million. Net earnings attributable to General Mills totaled $380 million and diluted EPS totaled 62 cents compared to 30 cents a year ago. Adjusted diluted EPS totaled 66 cents for the fourth quarter, down 12 percent from 75 cents a year ago. On a constant-currency basis, fourth-quarter adjusted diluted EPS declined 11 percent.

U.S. Retail Segment Results

Fiscal 2016 net sales for General Mills’ U.S. Retail segment declined 5 percent to $10.0 billion. Pound volume reduced net sales growth by 7 percentage points, and net price realization and mix contributed 2 points of net sales growth. The impact of one less week and the net impact of acquisitions and divestitures subtracted 3 points of growth. U.S. Retail segment operating profit increased 1 percent to $2.2 billion.

Fourth-quarter net sales for the U.S. Retail segment declined 12 percent to $2.2 billion. Pound volume reduced net sales growth by 15 percentage points, and net price realization and mix contributed 3 points of net sales growth. The impact of one less week and the net impact of acquisitions and divestitures subtracted 10 points of growth. Segment operating profit totaled $430 million, 24 percent below year-ago results.

International Segment Results

Fiscal 2016 net sales for General Mills’ consolidated international businesses declined 10 percent to $4.6 billion, as foreign currency exchange effects reduced net sales growth by 13 points. On a constant-currency basis, net sales increased 3 percent. Pound volume added 3 points of net sales growth. The impact of one less week and the net impact of acquisitions and divestitures subtracted 2 points of growth. International segment operating profit totaled $442 million, down 15 percent as reported and down 3 percent in constant currency.

In the fourth quarter, International segment net sales totaled $1.2 billion, down 1 percent compared to the prior year, as foreign currency exchange effects reduced net sales growth by 4 points. On a constant-currency basis, net sales increased 3 percent. Pound volume increased net sales growth by 9 percentage points, and net price realization and mix reduced net sales growth by 6 points. The impact of one less week and the net impact of acquisitions and divestitures subtracted 7 points of growth. Fourth-quarter International segment operating profit totaled $118 million, down 12 percent as reported and down 7 percent on a constant-currency basis.

Convenience Stores and Foodservice Segment Results

Fiscal 2016 net sales for the Convenience Stores and Foodservice segment totaled $1.9 billion, 4 percent below prior-year results. Pound volume reduced net sales growth by 3 percentage points, and net price realization and mix reduced net sales growth by 1 point, reflecting index pricing on bakery flour. The impact of one less week subtracted 2 points of growth. Segment operating profit totaled $379 million, an increase of 7 percent.

In the fourth quarter, Convenience Stores and Foodservice net sales declined 8 percent to $487 million, reflecting lower pound volume. The impact of one less week subtracted 6 points of growth. Segment operating profit rose 5 percent to $106 million.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures in fiscal 2016 increased 5 percent to $88 million, reflecting favorable input costs for both businesses, volume growth for HDJ, and comparison to the year-ago period that included an asset impairment charge at CPW. Constant-currency after-tax earnings from joint ventures increased 12 percent. Constant-currency net sales for CPW essentially matched year-ago results, and for HDJ constant-currency net sales grew 5 percent. In the fourth quarter, after-tax earnings from joint ventures totaled $23 million, up 29 percent as reported and up 28 percent in constant currency.

Other Income Statement Items

Unallocated corporate items totaled $289 million net expense in 2016, compared to $414 million net expense in 2015. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $216 million net expense this year compared to $227 million net expense a year ago.

Restructuring, impairment, and other exit costs totaled $151 million in 2016 compared to $544 million in 2015. An additional $136 million of restructuring and project-related charges were recorded in cost of sales this year compared to $73 million a year ago.

Net interest expense in 2016 totaled $304 million, a decrease of 4 percent from the prior-year level reflecting lower average debt balances partially offset by changes in the mix of debt. The effective tax rate for 2016 was 31.4 percent, compared to 33.3 percent last year (please see Note 7 below for more information on our effective tax rate). Excluding items affecting comparability, the effective tax rate was 29.8 percent in 2016, compared to 30.5 percent in fiscal 2015. For the fourth quarter, the effective tax rate was 19.2 percent, compared to 47.8 percent a year ago. The fourth-quarter effective tax rate excluding items affecting comparability was 21.6 percent in 2016 compared to 28.4 percent last year, primarily driven by additional tax credits recorded in 2016.

Cash Flow Items

Fiscal 2016 cash provided by operating activities increased 3 percent to $2.6 billion. Capital investments totaled $729 million in fiscal 2016. Dividends paid increased to $1.1 billion. General Mills repurchased approximately 11 million shares of common stock in fiscal 2016 for a total of $607 million. Average diluted shares outstanding declined 1 percent in fiscal 2016 to 612 million.

Portfolio Segmentation

General Mills said it will focus its fiscal 2017 and fiscal 2018 growth investments on its brands and platforms with the strongest profitable growth potential, including:

•	In the U.S. Retail segment – Cereal, snack bars, the natural and organic portfolio, Totino’s hot snacks, Old El Paso Mexican products, and yogurt;

•	Our International segment;

•	In the Convenience Stores and Foodservice segment – Cereal, yogurt, snacks, frozen meals, biscuits, and baking mixes – the segment’s current Focus 6 platforms.

Net sales for these “Growth” businesses – which comprise approximately 75 percent of total company net sales and a similar proportion of operating profit – are expected to grow at a low single-digit organic rate in fiscal 2017. In its “Foundation” businesses – which comprise the remainder of the portfolio and include Pillsbury refrigerated dough, Betty Crocker baking mixes, and Progresso soup, among others – the company said it will focus on reducing SKU complexity, optimizing commercial spending, and prioritizing profitable volume while making selective Consumer First investments. Organic net sales are expected to decline mid single digits for these businesses in fiscal 2017.

Fiscal 2017 and 2018 Outlook

Overall, the company expects this focused approach will result in fiscal 2017 organic net sales growth ranging from flat to down 2 percent compared to 2016, but deliver a 6 to 8 percent increase in constant-currency total segment operating profit. Fiscal 2017 adjusted operating profit margin is expected to increase by approximately 150 basis points, with constant-currency adjusted diluted EPS growing 6 to 8 percent from the base of $2.92 earned in fiscal 2016. The company estimates a 1-2 cent headwind to fiscal 2017 adjusted diluted EPS from currency translation, though this figure does not reflect recent fluctuations in the British pound.

Looking ahead to fiscal 2018, General Mills expects modest organic net sales growth and the full benefit of its margin expansion efforts will drive adjusted operating profit margin to 20 percent, resulting in a low double-digit constant-currency increase in adjusted diluted EPS.

Dividend Increase

The company’s strong earnings growth and cash generation performance was cited by the General Mills Board of Directors in declaring a quarterly dividend of $0.48 per share, payable August 1, 2016, to shareholders of record July 11, 2016. This represents a 4 percent increase from the previous quarterly rate of $0.46 per share. The new annualized dividend rate of $1.92 per share represents an increase of 8 percent over the annual dividend of $1.78 paid in fiscal 2016. This marks the eighth increase in General Mills’ quarterly dividend rate since 2010.

Long-term Outlook

“Beyond 2018, we expect our focused, more profitable portfolio – aligned with our Consumer First strategy – to return to sustainable topline growth and to drive profit growth consistent with our long-term earnings model,” Powell continued. “We also plan to extend our excellent track record of cash generation and cash return to shareholders, which should put General Mills in a strong position to continue to deliver on our goal of consistent top-tier returns for our shareholders.”

General Mills will hold a briefing for investors today, June 29, 2016, beginning at 8:30 a.m. Eastern time. You may access the webcast from General Mills’ internet home page: generalmills.com.

Organic net sales growth is defined as net sales growth adjusted for foreign currency translation, as well as acquisitions, divestitures, and a 53rd week impact, when applicable.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except per Share Data)

	Fiscal Year
	2016	% Change	2015	% Change	2014
	(Unaudited)
Net sales	$16,563.1	(6.1%)	$17,630.3	(1.6%)	$17,909.6
Cost of sales	10,733.6	(8.1%)	11,681.1	1.2%	11,539.8
Selling, general, and administrative expenses	3,118.9	(6.3%)	3,328.0	(4.2%)	3,474.3
Divestitures (gain)	(148.2)	NM	—	NM	(65.5)
Restructuring, impairment, and other exit costs	151.4	NM	543.9	NM	3.6

Operating profit	2,707.4	30.3%	2,077.3	(29.8%)	2,957.4
Interest, net	303.8	(3.7%)	315.4	4.3%	302.4

Earnings before income taxes and after-tax earnings from joint ventures	2,403.6	36.4%	1,761.9	(33.6%)	2,655.0
Income taxes	755.2	28.7%	586.8	(33.6%)	883.3
After-tax earnings from joint ventures	88.4	4.9%	84.3	(5.9%)	89.6

Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,736.8	37.9%	1,259.4	(32.3%)	1,861.3
Net earnings attributable to redeemable and noncontrolling interests	39.4	3.4%	38.1	3.3%	36.9

Net earnings attributable to General Mills	$1,697.4	39.0%	$1,221.3	(33.1%)	$1,824.4

Earnings per share—basic	$2.83	40.1%	$2.02	(30.3%)	$2.90

Earnings per share—diluted	$2.77	40.6%	$1.97	(30.4%)	$2.83

Dividends per share	$1.78	6.6%	$1.67	7.7%	$1.55

	Fiscal Year
	2016	Basis Pt Change	2015	Basis Pt Change	2014
Comparisons as a % of net sales:
Gross margin	35.2%	150	33.7%	(190)	35.6%
Selling, general, and administrative expenses	18.8%	(10)	18.9%	(50)	19.4%
Operating profit	16.3%	450	11.8%	(470)	16.5%
Net earnings attributable to General Mills	10.2%	330	6.9%	(330)	10.2%

	Fiscal Year
	2016	Basis Pt Change	2015	Basis Pt Change	2014
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.6%	90	34.7%	(70)	35.4%
Adjusted operating profit	16.8%	90	15.9%	(30)	16.2%
Adjusted net earnings attributable to General Mills	10.8%	80	10.0%	(20)	10.2%

(a)	See Note 8 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 29, 2016	May 31, 2015	% Change
Net sales	$3,927.9	$4,298.8	(8.6%)
Cost of sales	2,551.1	2,783.3	(8.3%)
Selling, general, and administrative expenses	779.2	825.9	(5.7%)
Divestitures (gain)	52.4	—	NM
Restructuring, impairment, and other exit costs	13.1	266.0	NM

Operating profit	532.1	423.6	25.6%
Interest, net	77.5	79.6	(2.6%)

Earnings before income taxes and after-tax earnings from joint ventures	454.6	344.0	32.2%
Income taxes	87.5	164.3	(46.7%)
After-tax earnings from joint ventures	23.3	18.1	28.7%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	390.4	197.8	97.4%
Net earnings attributable to redeemable and noncontrolling interests	10.8	11.0	(1.8%)

Net earnings attributable to General Mills	$379.6	$186.8	103.2%

Earnings per share—basic	$0.63	$0.31	103.2%

Earnings per share—diluted	$0.62	$0.30	106.7%

Dividends per share	$0.46	$0.44	4.5%

	Quarter Ended
	May 29, 2016	May 31, 2015	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	35.1%	35.3%	(20)
Selling, general, and administrative expenses	19.8%	19.2%	60
Operating profit	13.5%	9.9%	360
Net earnings attributable to General Mills	9.7%	4.3%	540

	Quarter Ended
	May 29, 2016	May 31, 2015	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	34.4%	35.7%	(130)
Adjusted operating profit	14.6%	16.7%	(210)
Adjusted net earnings attributable to General Mills	10.2%	10.8%	(60)

(a)	See Note 8 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2016	% Change	2015	% Change	2014
	(Unaudited)
Net sales:
U.S. Retail	$10,007.1	(4.8)%	$10,507.0	(0.9)%	$10,604.9
International	4,632.2	(9.7)%	5,128.2	(4.8)%	5,385.9
Convenience Stores and Foodservice	1,923.8	(3.6)%	1,995.1	4.0%	1,918.8

Total	$16,563.1	(6.1)%	$17,630.3	(1.6)%	$17,909.6

Operating profit:
U.S. Retail	$2,179.0	0.9%	$2,159.3	(6.6)%	$2,311.5
International	441.6	(15.5)%	522.6	(2.3)%	535.1
Convenience Stores and Foodservice	378.9	7.3%	353.1	14.9%	307.3

Total segment operating profit	2,999.5	(1.2)%	3,035.0	(3.8)%	3,153.9
Unallocated corporate items	288.9	(30.2)%	413.8	60.1%	258.4
Divestitures (gain)	(148.2)	NM	—	NM	(65.5)
Restructuring, impairment, and other exit costs	151.4	NM	543.9	NM	3.6

Operating profit	$2,707.4	30.3%	$2,077.3	(29.8)%	$2,957.4

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended
	May 29, 2016	May 31, 2015	% Change
Net sales:
U.S. Retail	$2,237.2	$2,549.2	(12.2)%
International	1,204.1	1,222.1	(1.5)%
Convenience Stores and Foodservice	486.6	527.5	(7.8)%

Total	$3,927.9	$4,298.8	(8.6)%

Operating profit:
U.S. Retail	$430.5	$565.2	(23.8)%
International	118.0	133.9	(11.9)%
Convenience Stores and Foodservice	105.7	100.6	5.1%

Total segment operating profit	654.2	799.7	(18.2)%
Unallocated corporate items	56.6	110.1	(48.6)%
Divestitures loss	52.4	—	NM
Restructuring, impairment, and other exit costs	13.1	266.0	NM

Operating profit	$532.1	$423.6	25.6%

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	May 29, 2016	May 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$763.7	$334.2
Receivables	1,360.8	1,386.7
Inventories	1,413.7	1,540.9
Prepaid expenses and other current assets	399.0	423.8

Total current assets	3,937.2	3,685.6
Land, buildings, and equipment	3,743.6	3,783.3
Goodwill	8,741.2	8,874.9
Other intangible assets	4,538.6	4,677.0
Other assets	751.7	811.2

Total assets	$21,712.3	$21,832.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,046.5	$1,684.0
Current portion of long-term debt	1,103.4	1,000.4
Notes payable	269.8	615.8
Other current liabilities	1,595.0	1,589.9

Total current liabilities	5,014.7	4,890.1
Long-term debt	7,057.7	7,575.3
Deferred income taxes	1,399.6	1,450.2
Other liabilities	2,087.6	1,744.8

Total liabilities	15,559.6	15,660.4

Redeemable interest	845.6	778.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,177.0	1,296.7
Retained earnings	12,616.5	11,990.8
Common stock in treasury, at cost, shares of 157.8 and 155.9	(6,326.6)	(6,055.6)
Accumulated other comprehensive loss	(2,612.2)	(2,310.7)

Total stockholders’ equity	4,930.2	4,996.7
Noncontrolling interests	376.9	396.0

Total equity	5,307.1	5,392.7

Total liabilities and equity	$21,712.3	$21,832.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions)

	Fiscal Year
	2016	2015
	(Unaudited)
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,736.8	$1,259.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	608.1	588.3
After-tax earnings from joint ventures	(88.4)	(84.3)
Distributions of earnings from joint ventures	75.1	72.6
Stock-based compensation	89.8	106.4
Deferred income taxes	120.6	25.3
Tax benefit on exercised options	(94.1)	(74.6)
Pension and other postretirement benefit plan contributions	(47.8)	(49.5)
Pension and other postretirement benefit plan costs	118.1	91.3
Divestitures (gain), net	(148.2)	—
Restructuring, impairment, and other exit costs	107.2	531.1
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	258.2	214.7
Other, net	(105.6)	(137.9)

Net cash provided by operating activities	2,629.8	2,542.8

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(729.3)	(712.4)
Acquisitions, net of cash acquired	(84.0)	(822.3)
Investments in affiliates, net	63.9	(102.4)
Proceeds from disposal of land, buildings, and equipment	4.4	11.0
Proceeds from divestitures	828.5	—
Exchangeable note	21.1	27.9
Other, net	(11.2)	(4.0)

Net cash provided (used) by investing activities	93.4	(1,602.2)

Cash Flows—Financing Activities
Change in notes payable	(323.8)	(509.8)
Issuance of long-term debt	542.5	2,253.2
Payment of long-term debt	(1,000.4)	(1,145.8)
Proceeds from common stock issued on exercised options	171.9	163.7
Tax benefit on exercised options	94.1	74.6
Purchases of common stock for treasury	(606.7)	(1,161.9)
Dividends paid	(1,071.7)	(1,017.7)
Distributions to noncontrolling and redeemable interest holders	(84.3)	(25.0)
Other, net	(7.2)	(16.1)

Net cash used by financing activities	(2,285.6)	(1,384.8)

Effect of exchange rate changes on cash and cash equivalents	(8.1)	(88.9)

Increase (decrease) in cash and cash equivalents	429.5	(533.1)
Cash and cash equivalents—beginning of year	334.2	867.3

Cash and cash equivalents—end of year	$763.7	$334.2

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(6.9)	$6.8
Inventories	(146.1)	(24.2)
Prepaid expenses and other current assets	(0.1)	(50.5)
Accounts payable	318.7	145.8
Other current liabilities	92.6	136.8

Changes in current assets and liabilities	$258.2	$214.7

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Certain reclassifications to our previously reported financial information have been made to conform to the current period presentation.

(2)	During the fourth quarter of fiscal 2016, we sold our General Mills de Venezuela CA subsidiary to a third party and exited our business in Venezuela. As a result of this transaction, we recorded a pre-tax loss of $37.6 million. In addition, we sold our General Mills Argentina S.A. foodservice business in Argentina to a third party and recorded a pre-tax loss of $14.8 million.

During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $788.0 million after transaction-related costs. After the divestiture, we retained a brand intangible asset on our Consolidated Balance Sheets of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

(3)	At the end of the fourth quarter of fiscal 2015, we made a strategic decision to redirect certain resources supporting our Green Giant business in our U.S. Retail segment to other businesses within the segment. Therefore, future sales and profitability projections in our long range plan for this business declined. As a result of this triggering event, we performed an interim impairment assessment of the Green Giant brand intangible asset as of May 31, 2015, and determined that the fair value of the brand intangible asset no longer exceeded the carrying value of the asset. Significant assumptions used in that assessment included our updated long-range cash flow projections for the Green Giant business, an updated royalty rate, a weighted-average cost of capital, and a tax rate. We recorded a $260 million impairment charge in restructuring, impairment, and other exit costs in the fourth quarter of fiscal 2015 related to this asset.

(4)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Fiscal Year
In Millions	May 29, 2016	May 31, 2015	2016	2015
Cost of sales	$17.5	$19.1	$78.4	$59.6
Restructuring, impairment, and other exit costs	13.1	6.0	151.4	283.9

Total restructuring charges	30.6	25.1	229.8	343.5

Project-related costs classified in cost of sales	$18.1	$9.7	$57.5	$13.2

In the first quarter of fiscal 2016, we approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this project, we expect to eliminate approximately 725 to 775 positions. We expect to incur approximately $60 million of net expenses relating to this action, all of which will be cash. We recorded $54.7 million of restructuring charges relating to this action in fiscal 2016. We expect this action to be completed by the end of fiscal 2017.

Project Century (Century) began in fiscal 2015 as a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In the second quarter of fiscal 2016, we broadened the scope of Project Century to identify opportunities to streamline our supply chain outside of North America. As part of the expanded project, we approved a restructuring plan to close manufacturing facilities in our International segment supply chain located in Berwick, United Kingdom and East Tamaki, New Zealand. These actions affected approximately 285 positions. We expect to incur total restructuring charges of approximately $41 million relating to these actions, of which approximately $20 million will be cash. We recorded $30.0 million of restructuring charges relating to these actions in fiscal 2016. We expect these actions to be completed by the end of fiscal 2018.

As part of Century, in the first quarter of fiscal 2016, we approved a restructuring plan to close our West Chicago, Illinois cereal and dry dinner manufacturing plant in our U.S. Retail segment supply chain. This action will affect approximately 500 positions, and we expect to incur approximately $117 million of net expenses relating to this action, of which approximately $53 million will be cash. We recorded $79.2 million of restructuring charges relating to this action in fiscal 2016. We expect this action to be completed by the end of fiscal 2019.

As part of Century, in the first quarter of fiscal 2016, we approved a restructuring plan to close our Joplin, Missouri snacks plant in our U.S. Retail segment supply chain. This action affected approximately 120 positions, and we incurred $6.3 million of net restructuring charges in fiscal 2016 relating to this action, of which less than $1 million was cash. This action was completed in fiscal 2016.

In addition to the actions taken at certain facilities described above, we incurred $67.1 million of restructuring charges in fiscal 2016, relating to Century actions previously announced.

We made cash payments totaling $122.0 million in fiscal 2016 and $63.6 million in fiscal 2015 relating to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $109 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded project-related costs in cost of sales of $57.5 million in fiscal 2016 and $13.2 million in fiscal 2015.

Restructuring charges and project-related costs are summarized as follows:

	As Reported				Estimated
In Millions	Fiscal 2016		Fiscal 2015		Future		Total		Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$54.7	$36.1	$—	$—	$5	$24	$60	$60
Total Century (a)	182.6	34.1	181.8	12.0	75	120	439	166
Catalyst	(7.5)	47.8	148.4	45.0	—	25	141	118
International	—	4.5	13.9	6.5	1	2	15	12
Other	—	0.1	(0.6)	0.1	—	—	—	—

Total restructuring charges (a)	229.8	122.6	343.5	63.6	81	171	655	356
Project-related costs	57.5	54.5	13.2	9.7	38	45	109	109

Restructuring charges and project-related costs	$287.3	$177.1	$356.7	$73.3	$119	$216	$764	$465

Future cumulative annual savings									$600

(a) Includes $78.4 million in fiscal 2016 and $59.6 million in fiscal 2015 of restructuring charges recorded in cost of sales.

(b) Cumulative annual savings estimated by fiscal 2018. Includes savings from SG&A cost reduction projects.

(5)	For the fourth quarter of fiscal 2016, unallocated corporate expense totaled $56 million compared to $110 million in the same period last year. In the fourth quarter of fiscal 2016, we recorded $18 million of restructuring charges and $18 million of restructuring initiative project-related costs compared to $19 million of restructuring charges and $10 million of restructuring initiative project-related costs in the prior year. We also recorded an $1 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary in the fourth quarter of fiscal 2015. We recorded a $60 million net decrease in expense related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2016, compared to an $8 million net decrease in expense in the fourth quarter of fiscal 2015.

For fiscal 2016, unallocated corporate expense totaled $289 million compared to $414 million last year. In fiscal 2016, we recorded a $63 million net decrease in expense related to mark-to-market valuation of certain commodity positions and grain inventories, compared to a $90 million net increase in expense in fiscal 2015. In addition, we recorded $78 million of restructuring charges and $58 million of restructuring initiative project-related costs in cost of sales in fiscal 2016, compared to $60 million of restructuring charges and $13 million of restructuring initiative project-related costs in cost of sales in fiscal 2015. We recorded an $8 million foreign exchange loss related to the remeasurement of assets and liabilities of our Venezuelan subsidiary in fiscal 2015. We also recorded $16 million of integration costs resulting from the acquisition of Annie’s in fiscal 2015.

(6)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 29, 2016	May 31, 2015	2016	2015	2014
Net earnings attributable to General Mills	$379.6	$186.8	$1,697.4	$1,221.3	$1,824.4

Average number of common shares—basic EPS	598.4	599.9	598.9	603.3	628.6
Incremental share effect from: (a)
Stock options	9.4	10.8	9.8	11.3	12.3
Restricted stock units, performance share units, and other	3.4	4.2	3.2	4.2	4.8

Average number of common shares—diluted EPS	611.2	614.9	611.9	618.8	645.7

Earnings per share—basic	$0.63	$0.31	$2.83	$2.02	$2.90
Earnings per share—diluted	$0.62	$0.30	$2.77	$1.97	$2.83

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(7)	Our consolidated effective tax rate for fiscal 2016 was 31.4 percent compared to 33.3 percent in fiscal 2015. The 1.9 percentage point decrease was primarily due to the unfavorable impact resulting from the repatriation of foreign earnings in fiscal 2015 partially offset by non-deductible expenses related to the Green Giant divestiture in fiscal 2016.

(8)

We have included twelve measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant-currency consolidated net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rate on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rate, (6) constant-currency International segment operating profit growth rate, (7) constant-currency net sales growth rate for our International segment in total and by region, (8) constant-currency after-tax earnings from joint ventures, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, (10) effective income tax rate excluding certain items affecting comparability, (11) adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests conversion rate to free cash flow, and (12) total cash returned to shareholders as a percentage of free cash flow. Constant-currency net sales growth rates, diluted EPS excluding certain items affecting comparability and the related growth rate on a constant-currency basis, and total segment operation profit are used in reporting to our executive management and as a component of our Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that these measures provide useful supplemental information to assess our operating performance on a comparable period-over-period basis. The adjustments are either items resulting from infrequently occurring events or items that, in our management’s judgment, significantly affect the period-over-period assessment of operating results. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Constant-currency consolidated net sales growth rates follow:

	Quarter Ended May 29, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total Net Sales	(9)%	(1	)pts	(8)%

	Fiscal Year Ended May 29, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Total Net Sales	(6)%	(4	)pts	(2)%

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended				Fiscal Year
Per Share Data	May 29, 2016	May 31, 2015	Change		2016	2015	Change
Diluted earnings per share, as reported	$0.62	$0.30	107%		$2.77	$1.97	41%
Mark-to-market effects (a) (g)	(0.06)	(0.01)			(0.07)	0.09
Divestitures (gain) loss, net (b) (g)	0.04	—			(0.10)	—
Tax item (c)	—	0.13			—	0.13
Acquisition integration costs (b) (g)	—	0.01			—	0.02
Venezuela currency devaluation (d) (g)	—	—			—	0.01
Restructuring costs (e) (g)	0.04	0.03			0.26	0.35
Project-related costs (e) (g)	0.02	0.01			0.06	0.01
Intangible asset impairment (f) (g)	—	0.28			—	0.28

Diluted earnings per share, excluding certain items affecting comparability	$0.66	$0.75	(12)%		$2.92	$2.86	2%

Foreign currency exchange impact			(1	)pts			(3	)pts

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			(11)%				5%

(a)	See Note 5.
(b)	See Note 2.
(c)	Related to the one-time repatriation of historical foreign earnings.
(d)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following devaluation.
(e)	See Note 4.
(f)	See Note 3.
(g)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follow:

	Quarter Ended	Fiscal Year
	May 29, 2016	2016
Percentage change in total segment operating profit as reported	(18)%	(1)%
Impact of foreign currency exchange	Flat	(2	)pts

Percentage change in total segment operating profit on constant-currency basis	(18)%	1%

Constant-currency International segment operating profit growth rates follow:

	Quarter Ended		Fiscal Year
	May 29, 2016		2016
Percentage change in International segment operating profit as reported	(12)%		(15)%
Impact of foreign currency exchange	(5	)pts	(12	)pts

Percentage change in International segment operating profit on constant-currency basis	(7)%		(3)%

Constant-currency International net sales growth rates follow:

	Quarter Ended May 29, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	9%	Flat		9%
Canada	(13)	(4)		(9)
Asia/Pacific	(8)	(3)		(5)
Latin America	(4)	(18)		14

Total International	(1)%	(4	)pts	3%

	Fiscal Year Ended May 29, 2016
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(6)%	(9	)pts	3%
Canada	(16)	(12)		(4)
Asia/Pacific	(3)	(4)		1
Latin America	(19)	(31)		12

Total International	(10)%	(13	)pts	3%

Constant-currency after-tax earnings from joint ventures growth rates follow:

	Quarter Ended May 29, 2016
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Total Joint Ventures	29%	1	pt	28%

	Fiscal Year Ended May 29, 2016
	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Total Joint Ventures	5%	(7	)pts	12%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	May 29, 2016		May 31, 2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,376.8	35.1%	$1,515.5	35.3%
Mark-to-market effects (b)	(59.7)	(1.5)%	(8.3)	(0.2)%
Venezuela currency devaluation (e)	—	—%	0.3	—%
Restructuring costs (f)	17.5	0.4%	19.1	0.4%
Project-related costs (f)	18.1	0.4%	9.7	0.2%

Adjusted gross margin	$1,352.7	34.4%	$1,536.3	35.7%

Operating profit as reported	$532.1	13.5%	$423.6	9.9%
Mark-to-market effects (b)	(59.7)	(1.5)%	(8.3)	(0.2)%
Divestitures loss, net (c)	52.4	1.3%	—	—%
Acquisition integration costs (c)	—	—%	8.4	0.2%
Venezuela currency devaluation (e)	—	—%	0.8	—%
Restructuring costs (f)	30.6	0.9%	25.1	0.6%
Project-related costs (f)	18.1	0.4%	9.7	0.2%
Intangible asset impairment (g)	—	—%	260.0	6.0%

Adjusted operating profit	$573.5	14.6%	$719.3	16.7%

Net earnings attributable to General Mills as reported	$379.6	9.7%	$186.8	4.3%
Mark-to-market effects, net of tax (b) (h)	(37.6)	(1.0)%	(5.2)	(0.1)%
Divestitures loss, net of tax (c) (h)	23.6	0.6%	—	—%
Tax item (d)	—	—%	78.6	1.8%
Acquisition integration costs, net of tax (c) (h)	—	—%	5.2	0.1%
Venezuela currency devaluation, net of tax (e) (h)	—	—%	0.8	—%
Restructuring costs, net of tax (f) (h)	23.7	0.6%	15.9	0.4%
Project-related costs, net of tax (f) (h)	12.0	0.3%	6.1	0.2%
Intangible asset impairment, net of tax (g) (h)	—	—%	176.9	4.1%

Adjusted net earnings attributable to General Mills	$401.3	10.2%	$465.1	10.8%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 2.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following devaluation.
(f)	See Note 4.
(g)	See Note 3.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

	Fiscal Year
In Millions	2016		2015
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,829.5	35.2%	$5,949.2	33.7%
Mark-to-market effects (b)	(62.8)	(0.4)%	89.7	0.5%
Venezuela currency devaluation (e)	—	—%	3.2	—%
Restructuring costs (f)	78.4	0.5%	59.6	0.4%
Project-related costs (f)	57.5	0.3%	13.2	0.1%

Adjusted gross margin	$5,902.6	35.6%	$6,114.9	34.7%

Operating profit as reported	$2,707.4	16.3%	$2,077.3	11.8%
Mark-to-market effects (b)	(62.8)	(0.4)%	89.7	0.5%
Divestitures (gain), net (c)	(148.2)	(0.9)%	—	—%
Acquisition integration costs (c)	—	—%	16.0	0.1%
Venezuela currency devaluation (e)	—	—%	8.0	—%
Restructuring costs (f)	229.8	1.4%	343.5	1.9%
Project-related costs (f)	57.5	0.4%	13.2	0.1%
Intangible asset impairment (g)	—	—%	260.0	1.5%

Adjusted operating profit	$2,783.7	16.8%	$2,807.7	15.9%

Net earnings attributable to General Mills as reported	$1,697.4	10.2%	$1,221.3	6.9%
Mark-to-market effects, net of tax (b) (h)	(39.6)	(0.2)%	56.5	0.3%
Divestitures (gain), net of tax (c) (h)	(66.0)	(0.4)%	—	—%
Tax item (d)	—	—%	78.6	0.5%
Acquisition integration costs, net of tax (c) (h)	—	—%	10.4	—%
Venezuela currency devaluation, net of tax (e) (h)	—	—%	8.0	0.1%
Restructuring costs, net of tax (f) (h)	158.8	1.0%	213.1	1.2%
Project-related costs, net of tax (f) (h)	36.8	0.2%	8.3	—%
Intangible asset impairment, net of tax (g) (h)	—	—%	176.9	1.0%

Adjusted net earnings attributable to General Mills	$1,787.4	10.8%	$1,773.1	10.0%

(a)	Net sales less cost of sales.
(b)	See Note 5.
(c)	See Note 2.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following devaluation.
(f)	See Note 4.
(g)	See Note 3.
(h)	See reconciliation of effective income tax rate excluding certain items affecting comparability below for tax impact of adjustment.

Effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Fiscal Year Ended
	May 29, 2016		May 31, 2015		May 29, 2016		May 31, 2015
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$454.6	$87.5	$344.0	$164.3	$2,403.6	$755.2	$1,761.9	$586.8
Mark-to-market effects (b)	(59.7)	(22.1)	(8.3)	(3.1)	(62.8)	(23.2)	89.7	33.2
Divestitures (gain) loss (c)	52.4	28.8	—	—	(148.2)	(82.2)	—	—
Tax item (d)	—	—	—	(78.6)	—	—	—	(78.6)
Acquisition integration costs (c)	—	—	8.4	3.2	—	—	16.0	5.6
Venezuela currency devaluation (e)	—	—	0.8	—	—	—	8.0	—
Restructuring costs (f)	30.6	7.0	25.1	9.2	229.8	69.0	343.5	125.8
Project-related costs (f)	18.1	6.1	9.7	3.6	57.5	20.7	13.2	4.9
Intangible asset impairment (g)	—	—	260.0	83.1	—	—	260.0	83.1

As adjusted	$496.0	$107.3	$639.7	$181.7	$2,479.9	$739.5	$2,492.3	$760.8

Effective tax rate:
As reported		19.2%		47.8%		31.4%		33.3%
As adjusted		21.6%		28.4%		29.8%		30.5%

Sum of adjustments to income taxes		$19.8		$17.4		$(15.7)		$174.0

Average number of common shares—diluted EPS		611.2		614.9		611.9		618.8

Impact of income tax adjustments on diluted EPS excluding certain items affecting comparability		$(0.03)		$(0.03)		$0.03		$(0.28)

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 5.
(c)	See Note 2.
(d)	Related to the one-time repatriation of historical foreign earnings.
(e)	Impact of remeasuring assets and liabilities of our Venezuelan subsidiary following currency devaluation.
(f)	See Note 4.
(g)	See Note 3.

The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure follows:

In Millions	Fiscal 2016
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$1,736.8

Mark-to-market effects, net of tax (a)	(39.6)
Divestitures (gain), net of tax (b)	(66.0)
Restructuring costs, net of tax (c)	160.8
Project-related costs, net of tax (c)	36.8

Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	1,828.8

Net cash provided by operating activities	2,629.8
Purchases of land, buildings, and equipment	(729.3)

Free cash flow	$1,900.5

Net cash provided by operating activities conversion rate	151%

Free cash flow conversion rate	104%

(a)	See Note 5.
(b)	See Note 2.
(c)	See Note 4.
(d)	See our reconciliation above of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability for the tax impact of each item affecting comparability.

Total cash returned to shareholders as a percentage of free cash flow follows:

In Millions	Fiscal 2016
Dividends paid	$1,071.7
Purchases of common stock for treasury	606.7
Proceeds from common stock issued on exercised options	(171.9)

Total cash returned to shareholders	$1,506.5

Total cash returned to shareholders as a percentage of free cash flow	79%

The non-GAAP forward-looking financial measures included in this release are not reconcilable to the equivalent GAAP measure because we cannot accurately predict the excluded variables that may impact these measures.